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                             EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement") is made this 1st day of August, 1999 between COMMUNICATION TELESYSTEMS INTERNATIONAL, a California corporation, having its principal office at 9999 Willow Creek Road, San Diego, California 92131, (hereinafter referred to as "CTS" or the "Company") and ROGER B. ABBOTT (hereinafter referred to as "Employee" and/or "Abbott").

          This Agreement is made and entered into with reference to the following facts:

          WHEREAS, CTS and Abbott are parties to an employment agreement dated December 16, 1993 (the "Existing Agreement");

          WHEREAS, the parties desire to replace the Existing Agreement with this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT: Abbott's employment by CTS shall be governed by the terms and conditions of this Agreement commencing as of August 1, 1999 (the "Commencement Date").

          2. GENERAL DUTIES OF EMPLOYEE: Employee shall have the title of Chief Executive Office of CTS. Employee shall perform such duties as reasonably requested by CTS and, upon request, serve on the Board of Directors of CTS and/or its subsidiaries.

          3. COMPENSATION: As Employee's sole and complete compensation, CTS will pay to Employee, subject to the conditions and limitations set forth in this Agreement and all applicable withholding requirements and authorized deductions, the following compensation:

               (a) SALARY: CTS shall pay Employee a salary of FIFTY THOUSAND DOLLARS ($50,000.00) per month.

               (b) VACATION: Employee shall be entitled to twenty (20) business days of vacation per year.


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               (c)  EMPLOYEE BENEFITS:  Employee shall participate in such medical, dental, disability insurance and life insurance programs or plans that are generally available to executives of CTS.


          4. ADVANCES: CTS may, in its sole discretion, upon the written request of Employee, make payments to Employee as advances on compensation expected to become earned pursuant to this Agreement. Employee agrees that each such advance constitutes a personal indebtedness of Employee to CTS, repayable by Employee in full immediately upon demand by CTS, until such time as the compensation on which the advance is made becomes fully earned.

          5.  TERMINATION OF EMPLOYMENT:

              (a) DEATH OR DISABILITY: Employee's employment shall terminate automatically upon Employee's death. If the Company reasonably determines that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 90th day after receipt of such notice by Employee, provided that, within the 90 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company.

              (b) The Company may terminate Employee's employment for "Cause". As used in this Section 5, the term "Cause" shall mean: (i) the Employee's conviction of or entrance of a plea of guilty or nolo contendere to a felony; or (ii) fraudulent conduct by the Employee in connection with the business affairs of the Company or the theft, embezzlement, or other criminal misappropriation of funds by the Employee from the Company; (iii) the Employee's bad faith refusal to perform the duties of the Company's Chief Executive Officer.

              (c) OTHER THAN CAUSE OR DEATH OR DISABILITY: The Company may terminate Employee's employment at any time without Cause upon ninety (90) days' prior written notice to Employee.


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              (d)   OBLIGATIONS OF THE COMPANY UPON TERMINATION:

                    (1) DEATH OR DISABILITY: If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee's salary through the date of termination to the extent not theretofore paid and (ii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare benefit plans.

                    (2) CAUSE: If Employee's employment is terminated by the Company for "Cause", this Agreement shall terminate without further obligation to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination in any arbitration or other proceeding under this Agreement, then the Company's termination shall be deemed to have been "without Cause" under Paragraph 5(c) and the amounts payable under Paragraph 5(d)(3) of this Agreement for a termination other than for Cause, death, or disability shall be the only amounts Employee may receive for his termination.

                    (3) OTHER THAN CAUSE OR DEATH OR DISABILITY: If the Company terminates Employee's employment for other than Cause (as defined in Section 5(b) hereof) or Death or Disability, or in the event of a "Constructive Termination" of Employee's employment as defined below, this Agreement shall terminate without further obligations to Employee other than
(a) the timely payment of Accrued Obligations, and (b) a lump sum cash payment to Employee in an amount equal to (i) the amount of compensation that Employee would have earned pursuant to Section 3(a) of this Agreement from the date of such termination through July 31, 2002; plus (ii) the cost for Employee to obtain benefits equivalent to those in effect pursuant to Section


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3(c) of this Agreement at the time of such termination, from the date of such termination through July 31, 2002. As used in this Section 5, the term "Constructive Termination" shall mean: (i) a material reduction by the Company in the kind or level of employee benefits to which the Employee was entitled at the commencement of this Agreement with the result that the Employee's overall benefits package is significantly reduced; (ii) the relocation of the Employee to a facility or a location more than forty (40) miles from the Employee's then present location, without the Employee's express written consent; or (iii) the failure of the Company to obtain the assumption of this agreement by any successor entity or (iv) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

          6. COMPENSATION AFTER TERMINATION OF EMPLOYMENT: Except as expressly provided in Section 5 of this Agreement and in any written option plan or agreement, Employee shall have no further right to salary or any other compensation after termination of Employee's employment with CTS, irrespective of the time, manner or cause of such termination.

          7. PLACE OF EMPLOYMENT: Abbott's primary place of employment for CTS shall be at the Company's executive corporate offices, which are presently located at 9999 Willow Creek Road, San Diego, California. During the term of this Agreement, Abbott shall not be required to work at a location outside of San Diego County, California, except for occasional business travel consistent with past practices.

          8. RECORDS TO REMAIN PROPERTY OF CTS: All records of CTS, and all records and documents prepared or generated by Employee, CTS or any other person or entity in connection with the performance of Employee under this Agreement, including but not limited to account cards, invoice copies, customer lists, leads and all documents containing the names or addresses of or information relating to clients who have done business with CTS, are and shall remain the property of CTS at all times during the term of Employee's employment with CTS, and after termination of such employment for any reason. None of such records, nor any part of them may be used by Employee either in original form or in computerized, duplicated, or copied form except for the purpose of conducting the business of CTS and the names,


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addresses, and other information and data in such records are not to be transmitted verbally, in writing, or in computerized form by Employee except in the ordinary course of conducting business for CTS. All of said records or any part of them are the sole proprietary information of CTS and shall be treated by Employee as confidential information of CTS. In the event of the termination of Employee's employment with CTS for any reason, Employee shall return to CTS all such records and any copies or summaries thereof in computerized, duplicated, copied or any other form.

          9.   LIMITATIONS ON EMPLOYEE'S USE OF PROPRIETARY INFORMATION:
During the term of Employee's employment with CTS, and for a period of eighteen (18) months after the termination of Employee's employment with CTS, irrespective of the time, manner or cause of such termination Employee shall not, in any manner, directly or indirectly divulge, disclose or communicate to any other person, firm or corporation, nor shall Employee use for his own benefit other than in connection with the performance of Employee's duties under this Agreement: (i) any of the names, addresses, telephone numbers of or other data relating to carrier vendors or customers of CTS, prospective customers of CTS or persons, firms or corporations to whom Employee may have provided services in his capacity as a representative of CTS or to whom other representatives of CTS have provided such services at any time; or (ii) any of the records or documents referred to in Paragraph 8 of this Agreement. Notwithstanding the foregoing, however, these limitations shall not apply to information which: (i) was actually known to Employee prior to the commencement of his employment with CTS; or (ii) is widely known among firms engaged in CTS' business.

          10. INVENTIONS: All improvements, discoveries, inventions, designs, documents or other data related to the Company's business (whether or not deemed patentable) conceived, developed, made, perfected, acquired, or first reduced to practice, in whole or in part, during off-duty hours and away from the Company's premises as well as in the regular course of employment by Employee during development and research, of the Company or its subsidiaries and affiliates shall be promptly disclosed to the Company, and Employee shall hereby assign and transfer his right, interest and title thereto and such improvements,


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discoveries, inventions, designs, documents, or other data shall become the property of the Company. During the term of Employee's employment and any time thereafter, upon request and at the expense of the Company, Employee will join and render reasonable assistance in any proceedings, and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce letters, patent, trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements discoveries, inventions, designs, documents, or other data as required for vesting title to same in the Company.

     11. ASSIGNMENT: Neither this Agreement nor any other benefits to accrue hereunder shall be assigned or transferred by Employee, either in whole or in part (except a transfer effective upon the death of Employee of any payments due hereunder), without the written consent of CTS and any purported assignment in violation hereof shall be void. This Agreement may be assigned to and assumed by a successor to Company upon notice to Employee.

     12 INDEMNITY: CTS and Employee shall have such indemnity rights and obligations as provided by California law.

     13. CHOICE OF LAW: This Agreement shall be construed under the laws of the State of California without regard to choice of law principles.

     14. PARTIAL INVALIDITY: If any term, provision, covenant, or condition of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In the event any provision contained in Paragraphs 8, 9 or 10 of this Agreement should ever be deemed to exceed the law in any respect, then the parties hereto agree that such provision shall be amended automatically to provide CTS with the maximum protection permitted by law.

     15. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement. It supersedes all negotiations, statements, promises, or understandings, if any, made prior to the execution of this Agreement. Any such negotiations, promises,

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or understandings shall not be used to interpret or constitute this
Agreement.

     16. GENDER: As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

     17. OUTSIDE EMPLOYMENT: During the term of Employee's employment with CTS, Employee shall not engage in any other employment or outside business activity without the prior written consent of CTD. The term "outside business activity" shall not include (i) totally passive investments of any kind, with the exception of investments in competitors of CTS which are not publicly traded, or (ii) serving on the board of directors or as an occasional consultant to a non-profit organization.

     18. VENUE: The venue of any civil action, arbitration or other legal proceeding between Employee, on one hand, and CTS and/or its officers, directors and employees, on the other hand, arising out of or relating to this Agreement, the employment of Employee by CTS, the termination of Employee's employment with CTS, or any other dealings between Employee and CTS, lies only in San Diego, California, and Employee and CTS waive any right they may have under any statute or law to cause such action or proceeding to be transferred to any other venue.

     19. AMENDMENT AND WAIVER: The terms of this Agreement may be amended, modified or eliminated, or the observance or performance of any term, covenant or provision herein may be omitted or waived (either generally or in a particular instance, and either prospectively or retroactively) only by a writing signed by Employee and CTS. The waiver by CTS of any breach by Employee of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     20. SURVIVAL OF PROVISIONS: The provisions contained in Paragraphs 8, 9, 10, 12, 16 and 23 of this Agreement, and the other provisions hereof to the extent applicable, shall survive the termination of Employee's employment with CTS.

     21. INUREMENT: This Agreement shall be binding upon and inure to the benefit of all heirs, assigns (to the extent permitted) and successors in interest of the parties hereto.

     22. HEADLINES: The titles and headlines herein are for convenience only and shall not be

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used to interpret this Agreement.

     23. ARBITRATION: Any claim or controversy between Employee, on one hand, and CTS and/or its officers, directors and employees, on the other hand, arising out of or relating to this Agreement (including the Option Agreement and other attachments hereto), the employment of Employee by CTS, the termination of Employee's employment with CTS, or any other dealings between Employee and CTS, shall be resolved by final and binding arbitration before J.A.M.S./ENDISPUTE ("JAMS") in accordance with the then obtaining Comprehensive Arbitration Rules and Procedures of JAMS, as modified herein. The arbitrator may not limit, expand or otherwise modify the terms of this Agreement and shall not have authority to award punitive or other non-compensatory damages to either party. The award in such arbitration proceeding may be entered in any Court specified in Paragraph 18 of this Agreement.

     24. INTERPRETATION: The contract rule of interpretation against the drafter of a document shall not apply in any interpretation of this Agreement.

     25. SECTION 280G PROVISIONS: Notwithstanding contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Employee by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the total Payments shall be reduced (but not below zero) (the "Reduction") so that the maximum amount of the Total Payments (after the Reduction) shall be one dollar($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, provided that the Total Payments shall only be reduced if the Reduction results in a greater net benefit (after giving effect to all income, employment, excise, and other taxes due) to the Employee than had the Reduction not been made. Unless the Employee shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, the Company

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shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefits or compensation.

     Any determination that Total Payments to the Employee must be reduced or eliminated in accordance with the forgoing provisions of this Section and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days after the date such calculation is requested by the Company or the Employee. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Employee shall appoint another nationally recognized accounting or consulting firm with experience in such matters to made the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If a Reduction to the Employee in accordance with the foregoing is necessary based on the Accounting Firm's determination, the Accounting Firm shall furnish the Employee with a written opinion that failure to limit the amount of the Total Payments would result in the imposition of a tax under Section 4999 of the Code and that the Employee's net benefits would be greater after the Reduction than had the Reduction not otherwise been made. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Total Payments to the Employee which will not have been made by the Company should have been made ("Underpayment"). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such

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Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the event that any Total Payment made to the Employee shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code and the Accounting Firm determines that the Employee's net benefits would be greater after a Reduction, the amount of such excess Total Payment shall be a loan from the Company to the Employee, and the Employee shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

     IT IS SO AGREED:

                                EMPLOYEE:

                                      /s/ Roger B. Abbott
                                ---------------------------------
                                          (Signature)

                                        Roger B. Abbott
                                ---------------------------------
                                          (Print Name)

                                CTS:

                                By:   /s/ Chris Bantoft
                                ---------------------------------
                                          Chris Bantoft

                                Its:   President
                                ---------------------------------


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